Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-196235

Registration Statement No. 333-199817

December 8, 2014

PROSPECTUS SUPPLEMENT NO. 15 TO THE JUNE PROSPECTUS (AS DEFINED BELOW)

PROSPECTUS SUPPLEMENT NO. 3 TO THE NOVEMBER PROSPECTUS (AS DEFINED BELOW)

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014, August 8, 2014, September 26, 2014, October 1, 2014, October 8, 2014, October 21, 2014, October 30, 2014, November 4, 2014, November 6, 2014, November 17, 2014 and November 21, 2014 (the “June Prospectus”) to allow the selling stockholders named in the June Prospectus (the “June Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the June Prospectus (the “June Shares”) were issued by us to the June Selling Stockholders in a private placement on May 20, 2014, as more fully described in the June Prospectus.

25,465,024 Shares of Common Stock

This prospectus supplement also amends our prospectus dated November 12, 2014, as supplemented on November 17, 2014 and November 21, 2014 (the “November Prospectus,” and together with the June Prospectus, the “Prospectuses”) to allow the selling stockholders named in the November Prospectus (the “November Selling Stockholders,” and together with the June Selling Stockholders, the “Selling Stockholders”) to resell, from time to time, up to 25,465,024 shares of our common stock. The shares of our common stock covered by the November Prospectus (the “November Shares,” and together with the June Shares, the “Shares”) were issued by us to the November Selling Stockholders in a private placement on October 8, 2014 and November 6, 2014, as more fully described in the November Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2014, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectuses, which are to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on December 5, 2014 was $24.93 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on pages 6 and 19 of the June Prospectus and November Prospectus, respectively, and under similar headings in any amendments or supplements to the Prospectuses, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 You should rely only on the information contained in the Prospectuses, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the Selling Stockholders have authorized anyone to provide you with different information.  The Selling Stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement is December 8, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2014

Platform Specialty Products Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2014, Platform Specialty Products Corporation (“Platform”) entered into a Share Purchase Agreement (the “Agreement”) with Nalozo S.à.r.l. (the “Seller”) pursuant to which Platform agreed to acquire Arysta LifeScience Limited for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B convertible preferred stock of Platform (the “Series B Convertible Preferred Stock”).

On December 2, 2014, Platform and the Seller entered into an amendment to the Agreement (the “Amendment”) pursuant to which, among other things, the parties agreed that the redemption price for each share of Series B Convertible Preferred Stock at maturity must be paid only in shares of common stock of Platform (rather than, at the option of Platform, cash or shares of common stock of Platform).

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such Amendment, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title
2.1	Amendment Agreement dated December 2, 2014, between Nalozo S.à.r.l. and Platform Specialty Products Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 4, 2014	PLATFORM SPECIALTY PRODUCTS CORPORATION

By: /s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
2.1	Amendment Agreement dated December 2, 2014, between Nalozo S.à.r.l. and Platform Specialty Products Corporation.